UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2006

Zynex Medical Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8100 South Park Way, Suite A-9, Littleton, CO 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number:   (303) 703-4906

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Total pages: 5

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02 Unregistered Sales of Equity Securities

On October 18, 2006, Zynex Medical Holdings, Inc. entered into a loan transaction with Ascendiant Capital Group, LLC (an affiliate of Ascendiant Securities, LLC) and issued to Ascendiant Capital (a) a secured Note in the total principal amount of $275,000 (the "Note") and (b) a five-year warrant to purchase a total of 429,867 shares of our common stock at a fixed exercise price of $0.39 per share. The Note is convertible into common stock at a fixed conversion price of $0.32 per share. Net proceeds of approximately $200,000 from the transaction will be used for general working capital.

The principal and interest on the Note are due in one lump sum on April 18, 2006. However, we may extend the maturity date so that the outstanding principal balance and accrued and unpaid interest become due and payable in six equal monthly installments beginning on the original maturity date and ending on October 18, 2007. Interest on amounts outstanding under the Note are at the rate of 15% per annum through January 17, 2007, 18% per annum from January 18, 2007 to the original maturity date, and, if the maturity date is extended, 21% from the original maturity date to the extended maturity date. Events of default include, among other things, a failure to make payment of principal or interest due under the note and the occurrence of any event of default under an obligation for borrowed money in excess of $50,000. The note is secured by a second priority security interest in all of our assets. We issued the Note with an original issue discount of 5%, and we made a non-refundable prepayment of interest through April 18, 2007. In accordance with the Note, we paid to Ascendiant Capital $10,000 as a reimbursement of expenses in connection with the transaction and a fee of 65,000 shares of common stock. We also paid Ascendiant Securities a placement fee of $22,000 in cash and issued to Ascendiant Securities a five-year warrant for 103,139 shares of common stock at an exercise price of $0.39 per share.

We may prepay the convertible note in whole or part at any time provided all accrued but unpaid interest is included in any prepayment. We must redeem the Note within two business days after (1) closing an equity or debt financing or series of such financings resulting in an aggregate gross cash proceeds of $1,000,000 or more within 12 months of the date of the Note or (2) the “Sale of Maker.”

Both the Note and warrant contain anti-dilution provisions. These provisions are not triggered by a decline in the stock price and include, with certain exclusions: In the case of the Note, the issuance of common stock, securities convertible into common stock or rights to acquire common stock at a price below $0.32 per share; and in the case of the warrant, the issuance of options or other rights to acquire common stock at below $0.39 per share. We have provided to Ascendiant Capital piggyback registration rights for the common stock underlying the Note and warrants and for the shares issued as the placement fee.

Ascendiant Capital, Silicon Valley Bank and we have entered into a subordination agreement dated October 17, 2006 in which the security interest and payment rights of the Note are made subordinate to our indebtedness to Silicon Valley Bank. The holder of the Note is not to demand payment or exercise any remedy relating to the Note until our indebtedness to Silicon Valley Bank is fully paid, except that we may pay Ascendiant Capital regularly scheduled payments of interest or principal pursuant to the terms of the Note so long as there is not an event of default under our loan and security agreement with the Bank.

We have also agreed to modify an engagement agreement which we have with Ascendiant Securities for private offerings so that Ascendiant Securities will serve as a Zynex financial advisor to any and all financing transactions that involve investors other than those introduced by Ascendiant Securities, except for certain parties exempt from the provision, during the 12-month period following the closing date. For these services, Ascendiant Securities will earn a fee equal to 3% of gross proceeds associated with the transactions.

The issuances of the above-referenced securities were exempt from registration requirements of the Securities Act of 1933 based upon our belief that Ascendiant Capital is an accredited investor as defined under Regulation D and that it purchased the securities for their own investment without a view toward distribution of such securities. In addition, there was not any general advertisement or solicitation in connection with the sale of the above-referenced securities.

The descriptions in this report of the Note, the warrant and related matters are qualified entirely by the reference to the transaction documents attached as exhibits, which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description
10.1	Convertible Secured Promissory Note dated October 18, 2006 by Zynex Medical Holdings, Inc.
10.2	Warrant dated October 18, 2006 by Zynex Medical Holdings, Inc. to Ascendiant Capital Group, LLC
10.3	Security Agreement between Ascendiant Capital Group, LLC and Zynex Medical Holdings, Inc.
10.4	Subordination Agreement dated October 17, 2006 among Ascendiant Capital Group, LLC, Silicon Valley Bank and Zynex Medical Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on as its behalf by the undersigned hereunto duly authorized.

Zynex Medical Holdings, Inc (Registrant)
Date: October 24, 2006	By:	/s/ Thomas Sandgaard
Thomas Sandgaard
President and Chief Executive Officer

Exhibit Index

Exhibit	Description
10.1	Convertible Secured Promissory Note dated October 18, 2006 by Zynex Medical Holdings, Inc.
10.2	Warrant dated October 18, 2006 by Zynex Medical Holdings, Inc. to Ascendiant Capital Group, LLC
10.3	Security Agreement between Ascendiant Capital Group, LLC and Zynex Medical Holdings, Inc.
10.4	Subordination Agreement dated October 17, 2006 among Ascendiant Capital Group, LLC, Silicon Valley Bank and Zynex Medical Holdings, Inc.